Exhibit 99.1

Stereotaxis Reports 2022 Third Quarter Financial Results

ST. LOUIS, MO, Nov. 10, 2022 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the third quarter ended September 30, 2022.

“Stereotaxis continues to demonstrate robust commercial and technological progress,” said David Fischel, Chairman and CEO. “We received two system orders in the third quarter, and have already received two additional signed purchase contracts as we start the fourth quarter, reflecting continued global demand for our robotic technology. Our growing system backlog of over $13 million, along with a healthy capital pipeline, sets us up well for the coming year.”

“Alongside this commercial execution, we are making significant progress on a robust innovation strategy. The CE Mark submission of the MAGiC ablation catheter successfully passed a completeness check by the notified body and is in the midst of its technical review. Development of the accessible next generation robotic system is progressing well and remains on track for an initial launch next summer. Our collaboration with MicroPort is advancing rapidly on multiple fronts and we expect near-term regulatory submission of the Genesis system in China.”

“This progress brings us closer to a future when the benefits of robotic magnetic navigation are broadly accessible, available with a vibrant ecosystem in electrophysiology, and impactful across multiple endovascular indications. We are cognizant of the importance of financial prudence and remain confident in the ability to advance our strategy, generate organic growth, and reach profitability with our current financial resources.”

2022 Third Quarter Financial Results

Revenue for the third quarter of 2022 totaled $7.7 million, compared to $9.1 million in the prior year third quarter. Recurring revenue for the third quarter was $5.3 million and system revenue was $2.4 million. The decrease in revenue is primarily driven by reduced system revenue, as hospital construction delays continue to slow the conversion of order backlog into revenue.

Gross margin for the third quarter of 2022 was 60% of revenue, with recurring revenue gross margin of 80% and system gross margin of 16%. Operating expenses in the quarter of $9.6 million include $2.7 million in non-cash stock compensation expense. Excluding stock compensation expense, adjusted operating expenses were $6.9 million compared to $6.8 million in the prior year third quarter and down from $7.2 million sequentially from the current year second quarter.

Operating loss and net loss for the third quarter of 2022 were ($5.1) million and ($4.9) million, respectively, compared to ($4.6) million for both in the previous year. Adjusted operating loss and adjusted net loss, excluding non-cash stock compensation expense were ($2.4) million and ($2.2) million for the quarter. Negative free cash flow for the third quarter was ($2.7) million. Negative cash flow this year so far has been significantly impacted by over $2 million spent on one-time expenses for our new headquarters and manufacturing facility as well as an over $3 million increase in inventory.

Cash Balance and Liquidity

At September 30, 2022, Stereotaxis had cash and cash equivalents, including restricted cash, of $32.4 million and no debt.

Forward Looking Expectations

While system revenue in any given quarter remains difficult to predict, growing system backlog of over $13 million, along with a healthy capital pipeline support an expectation of year-over-year revenue growth over the coming quarters. Substantial revenue growth in the coming years is expected to be supported by new technology launches and an enhanced commercial organization. Stereotaxis’ robust balance sheet allows it to reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 10, 2022, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 5729833. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Investor Contacts:	Media Contact:

David L. Fischel	Bethanne Schluter
Chairman and Chief Executive Officer	Director, Marketing & Communications

Kimberly Peery
Chief Financial Officer

314-678-6100
Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenue:
Systems	$2,413	$3,541	$4,649	$8,829
Disposables, service and accessories	5,244	5,319	16,197	17,211
Sublease	-	246	-	740
Total revenue	7,657	9,106	20,846	26,780

Cost of revenue:
Systems	2,016	3,375	3,817	6,200
Disposables, service and accessories	1,074	751	2,868	2,558
Sublease	-	246	-	740
Total cost of revenue	3,090	4,372	6,685	9,498

Gross margin	4,567	4,734	14,161	17,282

Operating expenses:
Research and development	2,818	2,500	8,158	7,584
Sales and marketing	3,111	2,910	9,337	8,902
General and administrative	3,690	3,944	10,986	10,335
Total operating expenses	9,619	9,354	28,481	26,821
Operating loss	(5,052)	(4,620)	(14,320)	(9,539)

Interest income (expense), net	135	1	182	(5)
Gain on extinguishment of debt	-	-	-	2,183
Net loss	$(4,917)	$(4,619)	$(14,138)	$(7,361)
Cumulative dividend on convertible preferred stock	(339)	(338)	(1,005)	(1,007)
Net loss attributable to common stockholders	$(5,256)	$(4,957)	$(15,143)	$(8,368)

Net loss per share attributed to common stockholders:
Basic	$(0.07)	$(0.07)	$(0.20)	$(0.11)

Diluted	$(0.07)	$(0.07)	$(0.20)	$(0.11)

Weighted average number of common shares and equivalents:
Basic	76,100,007	75,700,389	75,977,920	75,476,381

Diluted	76,100,007	75,700,389	75,977,920	75,476,381

STEREOTAXIS, INC.

BALANCE SHEETS

(in thousands, except share amounts)	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,938	$38,739
Restricted cash - current	618	454
Accounts receivable, net of allowance of $227 and $180 at 2022 and 2021, respectively	5,077	5,406
Inventories, net	8,161	4,433
Prepaid expenses and other current assets	1,285	2,356
Total current assets	46,079	51,388
Property and equipment, net	3,409	2,632
Restricted cash	875	952
Operating lease right-of-use assets	5,479	5,735
Prepaid and other non-current assets	233	278
Total assets	$56,075	$60,985

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,941	$4,189
Accrued liabilities	3,211	2,528
Deferred revenue	8,043	6,277
Current portion of operating lease liabilities	359	268
Total current liabilities	15,554	13,262
Long-term deferred revenue	1,416	2,238
Operating lease liabilities	5,586	5,842
Other liabilities	168	219
Total liabilities	22,724	21,561

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,386 and 22,387 shares outstanding at 2022 and 2021, respectively	5,584	5,584
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2022 and 2021	6	6
Common stock, par value $0.001; 300,000,000 shares authorized, 74,832,278 and 74,618,240 shares issued at 2022 and 2021, respectively	75	75
Additional paid-in capital	540,706	532,641
Treasury stock, 4,015 shares at 2022 and 2021	(206)	(206)
Accumulated deficit	(512,814)	(498,676)
Total stockholders’ equity	27,767	33,840
Total liabilities and stockholders’ equity	$56,075	$60,985